Exhibit 10(t)

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made and subscribed as of the 1st day of October 2001, by and between THE FLIGHT INTERNATIONAL GROUP, INC., a Georgia corporation, having its principal place of business at Newport News / Williamsburg International Airport, Newport News, Virginia 23602 (the "Company"), and DAVID E. SANDLIN ("Executive").

     WHEREAS, the Company considers it essential and in the best interest of its stockholders to foster the continuous employment of key management personnel and desires to retain the services of Executive on the terms and conditions provided in this Agreement; and

     WHEREAS, Executive desires to accept employment by the Company and to render services to the Company on the terms and conditions provided in this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto hereby covenant and agree as follows:

     1 . Employment

     The Company hereby agrees to employ and retain Executive, and Executive agrees to be employed and retained by the Company, to render services to the Company for the period specified in Section 2 below, at a rate of compensation and upon the other terms and conditions hereinafter set forth.

     2. Term

     The term of Executive's employment under this Agreement ("Employment Term") shall commence as of 1 October 2001 and shall continue for a period of five (5) years; in no event to extend beyond 30 September 2006. This Agreement supersedes the Agreement dated 2 January 1997, terminating 31 December 2001.

     3. Position and Duties

     (a) Position. Executive shall serve in the capacity and with the duties and responsibilities specified in Exhibit A hereto, and with such other duties and responsibilities with respect to the Company, or its subsidiaries, if any, as may be determined by the Board of Directors of the Company (the "Board") and which are generally consistent with those specified in Exhibit A and the terms and conditions hereof.

     (b) Duties. During the Employment Term, Executive shall have the authority and power to perform such duties consistent with those of a senior executive holding the position set forth in Exhibit A hereto. Further, except for any period of Disability (as hereinafter defined) and (if approved by the Board) reasonable leaves of absence, Executive shall devote all his business time to the performance of his duties hereunder; provided, however, that, during the Employment Term hereunder, Executive may, with the approval of the Board, from time to time, serve, or continue to serve, on the board of directors of, and hold any other offices or positions in, companies or organizations, which, in the Board's judgment, will not present any conflict of interest with the Company or any of its subsidiaries or affiliates or divisions, or materially adversely affect the performance of Executive duties pursuant to this Agreement. Executive and Company acknowledge and accept the potential conflicts set forth in Exhibit B hereto, which were presented to and accepted by the Board of Directors on 25 July 2001.

     4. Compensation and Reimbursement of Expenses


     (a) Base Salary. Compensation to Executive during the Employment Term shall be that set by the Board of Directors at its 25 July 2001 meeting, specifically, $200,000 per year, paid in equal by weekly installments. Base salary will be increased by ten percent (10%) each year of this Agreement, beginning 1 October 2002. The Base Salary may be further increased by the Board or a compensation committee of the Board, taking into consideration Executive's performance, general cost of living increases, the salaries provided by comparable businesses, the financial condition of the Company and other similar matters.

     (b) Reimbursement of Expenses. Consistent with established policies of the Company and the Resolution of the Board of Directors at its 25 July 2001 Meeting (Exhibit B attached hereto), the Company shall pay or reimburse Executive for all necessary and reasonable travel and other out-of-pocket expenses incurred by Executive in performing his obligations under this Agreement, including, without limitation, air transportation and hotel expenses, as well as reimbursement for expenses associated with professional dues, trade journal subscriptions and attendance at seminars. In addition, Executive shall be reimbursed for his necessary travel expenses to and from Newport News, Virginia and his home in Atlanta, Georgia, per the Resolution of the Board of Directors dated 25 July 2001. Executive shall provide receipts or other reasonably detailed support for all travel and other expenses for which Executive requests reimbursement by the Company.

     (c) The Company shall also provide to Executive, per the Resolution of the Board of Directors dated 25 July 2001, an apartment and automobile for his use in Newport News, Virginia.



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

     5. Benefits

     (a) Benefit Plans. The payments provided in Section 4 hereof are in addition to any benefits to which Executive may be, or may become, entitled under any benefit plan or program of the Company for which key executives are or shall become eligible, including, without limitation, participation in the Company's health insurance plan, pension, 401(K), life and disability insurance and stock benefits and/or plans.

     (b) Executive shall be entitled to four (4) weeks vacation time per year.

     (c) There shall be no material reduction or diminution of the benefits provided in this Section 5 except for across-the-board benefit reductions similarly affecting all personnel of the Company.

     6. Benefits Payable Upon Disability

     (a) Disability Benefits. During any period of Disability (as hereinafter defined) occurring during the Employment Term, the Company shall, subject to
Section 8(b) hereof, continue to pay Executive compensation as provided in
Section 4 and extend to him the benefits provided in Sections 4 and 5 hereof; provided, however, that, if disability benefits are provided under any disability policy maintained by the Company, payments under such policy shall be considered as payments by the Company. As used in this Agreement, the term "Disability" shall mean the material inability, in the opinion of two-thirds (2/3) of the Board (excluding Executive) set forth in a Resolution giving the particulars thereof, of Executive to render his agreed-upon services to the Company due to physical and/or mental infirmity.



     (b) Services During Disability. During the Employment Term, notwithstanding any Disability, Executive shall, to the extent that he is physically and mentally able to do so, furnish information and assistance to the Company, and, in addition, upon the reasonable request in writing on behalf of the Board, or an executive officer designated by the Board, from time to time, he shall make himself available to the Company to undertake reasonable assignments consistent with his current position with the Company and his physical and mental health.

     7. Early Termination

     This Agreement is subject to termination prior to the Expiration Date, as follows:

     (a) Death of Executive. If Executive dies, this Agreement shall terminate effective as of the date of the Executive's death



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

and Executive's estate shall be entitled to the payments set forth in Section 8(a) hereof.

     (b) Disability. If Executive has been absent from full-time service for a period of more than ninety (90) days during any consecutive twelve (12) month period during the Employment Term due to Disability, the Board may terminate this Agreement effective thirty (30) days after written Notice of Termination is sent to Executive, if Executive fails to return to the substantially full performance of his duties.

     (c) Termination by Company. The Company may terminate Executive's employment hereunder for Cause (as hereafter defined) after delivery to Executive of a written Notice of Termination. For purposes of this Agreement, the term "Cause" shall mean any of the following: (a) any material violation of Executive's responsibilities to the Company which constitutes misconduct and results (or could result with notice from a third party or lapse of time) in material injury to the Company; (b) any unauthorized act by Executive which results (or reasonably could result with notice from a third party or lapse of time) in material injury to the Company; (c) Executive's other failure to substantially perform his obligations under this Agreement which failure or effects thereof shall have continued for thirty (30) days after written notice by the Company to Executive specifying such failure; or (d) for Executive's conviction of a felony or crime of moral turpitude. For purposes of this section 7(c), no act, or failure to act, shall be deemed "cause", unless done, or omitted to be done, in bad faith or without reasonable belief established by the Executive that such action or omission was in the best interest of the Company. Executive's termination for Cause shall not be deemed effective unless and until there shall have been delivered to Executive a copy of a Resolution duly adopted by the affirmative vote of not less than seventy-five percent (75%) of the entire membership of the Board (excluding Executive) at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive conducted himself in a manner as set forth above in this Section 7(c).

     (d) Breach. This Agreement may be terminated at the election of Executive, upon a breach of this Agreement by the Company. "Breach" is defined as follows:
(i) a reduction by the Company in the Base Salary below that set by the Board, as specified in Section 4(a) hereof; (ii) the relocation of the Company's offices at which Executive is principally employed; (iii) the failure by the Company to pay to Executive any portion of compensation due him within thirty
(30) days of the date such compensation is due;
(iv) the assignment to Executive of any duties substantially inconsistent with his position, or a material adverse alteration in the nature or status of Executive's responsibilities or the conditions of employment (including, without limitation, material reductions




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

in vacation or material increase in overnight travel obligations not reasonably required in order to conduct Executive's responsibilities under this Agreement) from those in effect at the date of this Agreement; or (v) such other material Breach of the Company's obligations to Executive under this Agreement. Subject to the provisions of the following sentence, Executive may terminate this Agreement by giving written Notice to the Company within sixty (60) days of the event giving rise to termination. Any such Notice of Termination shall specify the nature of the event and the effective date of termination of this Agreement (which date shall be no earlier than thirty (30) days from the date of such Notice and no later than forty-five (45) days from the date of Notice). The Company shall have an opportunity to cure any such Breach, and any Breach claimed in the Executive's Notice shall be deemed cured, and such termination as a result of any Breach claimed shall be ineffective, in the event the Company cures such Breach prior to the effective date of termination specified in the Executive's written Notice of Termination, notwithstanding any other provision of this Agreement.

     8. Effect of Early Termination

     (a) Upon the early termination of this Agreement as a result of Death, the Company shall pay Executive's estate (i) his Base Salary accrued through the effective date of termination at the rate in effect at the effective date of termination, payable at the time such payment is due; (ii) all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the effective date of termination or amounts under any benefit plan of the Company at the time such payments are due; and
(iii) life insurance proceeds paid on any life insurance policy owned by the Company, and the Company shall have no further obligations under this Agreement.

     (b) Upon the early termination of this Agreement as a result of Disability, the Company shall pay Executive (i) his Base Salary accrued through the effective date of termination at the rate in effect at the time Notice of Termination is given, payable at the time such payment is due; (ii) all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the effective date of termination, or amounts under any benefit plan of the Company, at the time such payments are due, and the Company shall have no further obligations to Executive under this agreement.

     (c) Upon the early termination of this Agreement by the Company for Cause, or upon early termination by Executive pursuant to the last sentence of Section 15 hereof, the Company shall pay to Executive (i) his Base Salary accrued through the effective date of termination at the rate in effect at the time Notice of Termination is given, payable at the time such payment is due; and
(ii) all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the effective date of termination or amounts under any benefit plan of the Company, and the Company shall have no further obligation to Executive under this Agreement.

     (d) Upon the early termination of this Agreement by the Company pursuant to
Section 7(c)(ii) (other than for Cause, Death, Disability and other than a termination by the Company under circumstances constituting a Change in Control Termination as defined in paragraph (e) of this Section 8), or upon the early termination of this Agreement by Executive as a result of a Breach of this Agreement by the Company (other than a termination of this Agreement by Executive as a result of a Breach under circumstances constituting a Change in Control Termination), the Company shall pay to Executive, in addition to the amounts described in subparagraphs 8(a)(i) and (ii) hereinabove, (i) in lieu of any further compensation payments to Executive for periods subsequent to the effective date of termination, a lump sum severance payment equal to 100% of his annual Base Salary at the rate in effect at the time Notice of Termination is given, and (ii) all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the effective date of termination or amounts under any benefit plan of the Company at the time such payments are due. For a one year period after such termination, the Company shall provide Executive with life and health insurance benefits substantially similar to those which Executive was receiving immediately prior to the Notice of Termination, and the Company shall have no further obligation to Executive under this Agreement.

     (e) Change in Control. A Change in Control shall be deemed to have occurred if any person or entity other than those listed in Exhibit B attached hereto becomes a beneficial owner of the Company through a sale of the Company or the merger of the Company with another business.

     Upon the early termination of this Agreement by the Company as a result of a Change in Control, the Company shall pay Executive, in addition to the amounts described in Section 8(a)(i) and (ii) hereinabove (i) in lieu of any further compensation payments to Executive for periods subsequent to the effective date of termination, a lump sum severance payment equal to the sum total of the remainder of this Agreement at the rate in effect at the time Notice of Termination is given, and (ii) all other amounts to which Executive is entitled, including, without limitation, expense reimbursement amounts accrued to the effective date of termination or amounts under any benefit plan of the Company at the time such payments are due. For a one year period after such termination, the Company shall provide Executive with life and health insurance benefits substantially similar to those which Executive was receiving immediately prior to the Notice of Termination, and the

Company shall have no further obligation to Executive under this Agreement.


     9. Manner of Certain Payments

     If any amount payable to Executive pursuant to Section 8 cannot be finally determined on or before the date such payments are due, the Company shall pay Executive, on such day, an estimate, as determined in good faith by the Board, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate of Prime + 1%) as soon as the amount thereof can be determined, but in no event later than thirty (30) days following the close of the fiscal quarter in which the effective date of termination occurs. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifteenth day after demand by the Company (together with interest at the rate of Prime + 1%). Executive shall not be required to mitigate the amount of any payment provided for in Section 8 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 8 be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits payable immediately upon such termination. If any amount due hereunder is not paid within thirty (30) days after the date due, Executive shall be entitled to interest on such amount at the rate provided in
Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended, payable from the date such amount was due.

     10. Withholding

     The Company shall withhold from any benefits payable pursuant to this Agreement such Federal, State, City, or other taxes or sums as may be required to be withheld pursuant to any law or governmental regulations or ruling.

     11. Effect of Prior Agreements

     This Agreement contains the entire understanding between the parties hereto respecting Executive's employment by the Company and supersedes and renders void all provisions of any prior engagement agreement between the Company or any predecessor of the Company and Executive.

     12. Non-Competition

     Executive covenants and agrees that he will not at any time during his employment with the Company, and for a period of one year after the termination of such employment, unless the termination by the Company constitutes a Breach by the Company (whether as employee, owner, partner, agent, director, officer, consultant, shareholder [except as the holder of not more than five

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

percent (5%) of the outstanding shares of a corporation whose stock is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities] or in any other capacity, for his own account or for the benefit of any person or entity) establish, engage in business or be connected with, in any manner, any person or entity which is at the time engaged in a business which is materially in competition with the business of the Company, except that Executive shall be entitled to continue those relationships referred to in Section 3 herein and listed in Exhibit B attached hereto. Upon formal Resolution by not less than 75% of the Board (excluding Executive), this provision may be modified.

     13. Confidential Information

     Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or its customers, which shall have been obtained by Executive during or by reason of his employment by the Company and which shall not be public knowledge (other than through action of Executive) or is required to be disclosed by law. During and after the end of the Employment Term, Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it, except that, while employed by the Company in the business of and for the benefit of the Company, Executive may provide confidential information as appropriate to attorneys, accountants, banks, etc. Executive shall, upon request of the Company, return to the Company all original materials or copies of any Company documents, information, knowledge or data deemed by the Company to be secret, confidential or otherwise.

     14. Indemnification

     The Company shall indemnify and hold Executive harmless to the fullest extent legally permissible under Virginia law, as amended from time to time, against all expenses, liabilities and losses (including attorney's fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him in connection with service as a director or officer of the Company or any subsidiary pursuant to Section 3. The Company shall advance Executive the amount of his expenses incurred in connection with any proceeding relating to such service to the fullest extent legally permissible under Virginia law.

     15. Liability Insurance

     To the extent commercially available, at premiums and other charges not in excess of the greater of amounts currently charged the Company therefor or those generally available to corporations of the Company's size in the Company's industry, the Company shall


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

maintain, for the benefit of Executive, a directors and officers liability insurance policy insuring Executive's service as a director or officer of the Company or any subsidiary pursuant to Section 3 or in effect on the date hereof, or a directors and officers liability insurance policy which provides substantially equivalent coverage to such insurance policy, during the entire Employment Term. In the event the Company fails to maintain a directors and officers liability insurance policy for the benefit of Executive for any period of thirty (30) consecutive days, this would represent a Breach by the Company and the Executive shall have the right to terminate his employment hereunder.

     16. General Provisions

     (a) Nonassignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without the Company's prior written consent.

     (b) Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, Executive and the Company and their respective heirs, executors, administrators, successors and permitted assigns.

     (c) Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

     (d) Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

     (e) Severability. If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect.

     (f) Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, postage prepaid. If to Executive, mail shall be addressed to the Company; if to the Company, mail shall be addressed to The Flight International Group, Inc., One Lear Drive, Newport News, Virginia 23602 and directed to the attention of the Board, with a separately mailed copy to the Secretary of the Company, and to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.


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

     (g) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     (h) Expenses. The Company shall pay all costs and expenses, including attorneys' fees and disbursements, incurred by the Company and incurred by Executive, in connection with any legal proceedings, whether or not instituted by the Company or Executive, relating to this Agreement; provided, however, that the Company shall have no obligation to reimburse Executive for costs and expenses, including attorneys' fees, in the event of a claim by Executive against the Company relating to this Agreement, unless Executive is determined to have been successful by a court of competent jurisdiction and after all opportunities for appeal have lapsed, on the merits of such claim. The Company also agrees to pay all costs and expenses, including attorneys' fees and disbursements, incurred by the Company and by Executive in connection with the preparation of this Agreement.

     (i) Board Determinations. All matters to be determined by the Board of Directors pursuant to the terms of this Agreement shall be determined by the Board without the vote of Executive.

     (j) Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

     (k) Governing Law. This Agreement has been executed and delivered in the State of Virginia, and its validity, interpretation, performance, and enforcement shall be governed by the laws of said State.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, all as of the date and year first above written.

THE FLIGHT INTERNATIONAL GROUP, INC.

By /s/ Robert C. Dynan                           /s/ David E. Sandlin
   --------------------                         --------------------
Title: Chief Financial Officer                  Executive


Attest:

/s/  Ann P. Campbell
    --------------------





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

                                                                       Exhibit A

                              POSITION AND DUTIES

1. Position:

   Chairman of the Board of Directors and President of The Flight International Group, Inc.; President and Sole Director of all subsidiaries of The Flight International Group, Inc.

2. Duties:

   Preside at all meetings of shareholders and directors. Generally supervise and manage the business and affairs of the Company.


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

                                                                       Exhibit B
                            CERTIFICATE OF SECRETARY

     I, Ann P. Campbell, HEREBY CERTIFY as follows:

     1. I am the Secretary of and official custodian of certain records, including the Charter, Bylaws and Minutes of the Meetings of the Board of Directors of THE FLIGHT INTERNATIONAL GROUP, INC., a corporation duly organized under the laws of Georgia.

     2. That the following is a true and accurate transcript of Resolutions duly adopted at a meeting of the Board of Directors of said corporation held on the 25th day of July 2001, at which meeting the business hereinafter described and the proceedings of said meeting were all in accordance with the Charter and Bylaws of said corporation and that said Resolutions have not been amended or revoked and are in full force and effect:

     RESOLVED, that a contract shall be entered into by the Company and David E. Sandlin, for Sandlin's employment as Chairman of the Board and President of the Company, which shall incorporate the following:

     The term of the contract shall be for five years from 1 October 2001. Mr. Sandlin's salary shall be $200,000 per year and be increased by 10% on 1 October of each succeeding year during the term of the contract. In addition, he shall be provided the customary health, insurance and vacation benefits of the Company; necessary travel expenses to and from Newport News and his home in Atlanta, Georgia; an apartment and car in Newport News, and usual and necessary business expenses for travel, which shall be appropriately accounted for.

         RESOLVED, FURTHER, that the Company shall maintain its directors and officers liability insurance policy and Sandlin shall be indemnified and held harmless thereunder to the fullest extent legally permissible under the Georgia Business Corporation Code and the Bylaws of the Company, against all expenses, liabilities and losses (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him in connection with his service as a director and/or officer of the Company, and such amounts shall be advanced to the fullest extent legally permissible.

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

     IT IS FURTHER RESOLVED that the Board recognizes the following potential conflicts with the employment of Sandlin as Chairman of the Board and President of the Company:

     1. Sandlin is 50% owner of Maritime Sales & Leasing, Inc. (MSL), which leases to Flight International, Inc. ("FII") and others its airplanes.

     2. MSL is co-owned by John Bone, who owns Global Jet. Global Jet and John Bone have been instrumental in developing the fleet of Learjets for Phoenix Air Group, a competitor of FII. Phoenix Air Group is the partner of FII in the CAS-MOS contract.

     3. Sandlin plans to use these relationships with Phoenix Air, MSL and others to further FII's business.

     4. Sandlin is President of DESCO, Aviation Consultants International, which has been under contract to FII since January 1991. DESCO also leases one airplane to FII.


                                                        /s/ Ann P. Campbell
                                                        --------------------
                                                        Secretary


     (SEAL)